Exhibit 99.1

Friday, January 25, 2019

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2018

•	Fourth Quarter and Full Year 2018 Net Income of $0.91 and $3.15 per Share, Respectively
•	Total Assets of $1.1 Billion Increased 14% from December 31, 2017 on Strong Loan Growth
•	Non-performing Assets were 0.74% of Total Assets, Consistent with December 31, 2017
•	Wealth Assets Under Administration of $648 Million Increased 6% in 2018
•	Book Value and Tangible Book Value Per Common Share Increased 5% and 7%, Respectively in 2018

Lakeville, Connecticut, January 25, 2019 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ Capital Market: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its fourth quarter and full year ended December 31, 2018.

Net income available to common shareholders was $2.5 million, or $0.91 per common share, for Salisbury’s fourth quarter ended December 31, 2018 (fourth quarter 2018), compared with $2.3 million, or $0.84 per common share, for the third quarter ended September 30, 2018 (third quarter 2018), and $1.1 million, or $0.39 per common share, for the fourth quarter ended December 31, 2017 (fourth quarter 2017).

Results for the fourth quarter and full year 2018 included a non-recurring non-taxable gain of $341 thousand or $0.12 per common share related to proceeds receivable from a bank-owned life insurance (“BOLI”) policy due to the death of a covered former employee. Results for the fourth quarter and full year 2017 included a non-recurring charge of $445 thousand or $0.16 per share related to the remeasurement of net deferred tax assets due to the enactment of the Tax Cuts and Jobs Act (“TCJA”) during the quarter.

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “Despite challenging market conditions and an extremely competitive environment in 2018, we executed on several strategic priorities to better serve our customers and to prudently grow the Bank. In March, we relocated our Newburgh, New York branch to an improved location. In April, we completed the acquisition of the Fishkill, New York branch of Orange Bank & Trust Company and consolidated our existing Fishkill branch into that new location. Additionally, during 2018 we essentially grew our loan portfolio 13% organically while maintaining strong credit quality. As we enter 2019, we remain focused on enhancing both operating efficiency and profitability, while continuing to provide outstanding customer service.”

Net Interest Income

Tax equivalent net interest income for the fourth quarter 2018 increased $121 thousand, or 1.4%, versus third quarter 2018, and increased $505 thousand, or 6.1%, versus fourth quarter 2017. Average earning assets increased $1.6 million versus third quarter 2018, and increased $127.9 million versus fourth quarter 2017. Average total interest bearing deposits increased $8.4 million versus third quarter 2018 and increased $77.2 million versus fourth quarter 2017. The increase in average interest bearing deposits from the prior year fourth quarter included the acquisition of the Fishkill branch, which increased deposits by $8 million. The tax equivalent net interest margin for the fourth quarter was 3.34% compared with 3.29% for the third quarter 2018 and 3.58% for the fourth quarter 2017.

Non-Interest Income

Non-interest income for fourth quarter 2018 increased $736 thousand versus third quarter 2018 and increased $642 thousand versus fourth quarter 2017.

Trust and Wealth Advisory revenues decreased $15 thousand versus third quarter 2018 and increased $64 thousand versus fourth quarter 2017. The quarter-over-quarter decrease primarily reflected lower estate, 401K advisory and life insurance trust fees whereas the increase from the prior year fourth quarter primarily reflected higher asset based fees.

Service charges and fees increased $93 thousand versus third quarter 2018, and increased $106 thousand versus fourth quarter 2017. The increase from prior quarters primarily reflected the receipt of loan pre-payment penalties of $60 thousand as well as higher interchange fees.

Income from mortgage sales and servicing increased $3 thousand versus third quarter 2018 and increased $12 thousand versus fourth quarter 2017. The increase from prior quarters reflected higher gains on mortgage sales, due to an increase in volume, mostly offset by lower servicing income.

Gains on the sale of available-for-sale securities for the fourth quarter were $302 thousand compared with $193 thousand in the fourth quarter of 2017. Gains on an equity investment in a CRA mutual fund were $8 thousand in the fourth quarter 2018 compared with losses of $6 thousand for the third quarter 2018. Prior to first quarter 2018, unrealized gains and losses on equity investments were included in shareholders’ equity.

Non-interest income for the fourth quarter and full year 2018 also included the non-taxable BOLI gain of $341 thousand noted above.

Non-Interest Expense

Non-interest expense included OREO losses of $184 thousand for the fourth quarter 2018 compared with losses of $38 thousand in the prior quarter and $1.4 million in the fourth quarter 2017. The loss in the fourth quarter 2018 reflected an accepted offer on a residential property acquired by the Bank in that quarter. The sale, which is subject to the satisfactory completion of an inspection, is expected to close during the first quarter of 2019.

Compensation expense increased $84 thousand versus third quarter 2018, and increased $514 thousand versus fourth quarter 2017. The increase from third quarter 2018 primarily reflected higher salary and payroll tax expense whereas the increase from fourth quarter 2017 reflected higher base salaries and incentive accruals as well as higher ESOP and 401k accruals.

Premises and equipment costs increased $338 thousand versus third quarter 2018 and increased $340 thousand versus fourth quarter 2017. The fourth quarter 2018 included a charge of $171 thousand to write-off the remainder of the lease and the fixed assets related to the Bank’s previously occupied Fishkill, New York branch location and a charge of $95 thousand to write-off the remaining term of a third party software contract.

Data processing expenses, which also include data communications related expenses, increased $39 thousand versus third quarter 2018 and increased $22 thousand versus fourth quarter 2017.

Professional fees increased $14 thousand versus third quarter 2018 and decreased $27 thousand versus fourth quarter 2017. The quarter over quarter increase was mainly attributed to higher investment management and consulting fees, partly offset by lower audit and legal fees. The decrease from the prior year fourth quarter primarily reflected lower audit fees partly offset by higher legal fees.

Excluding the OREO charges noted above, loan related expenses increased $29 thousand versus third quarter 2018 and increased $195 thousand versus fourth quarter 2017. The increase from third quarter 2018 reflecting higher OREO carrying costs and litigation expense, partly offset by lower expenses for appraisals and inspections. The increase from fourth quarter 2017 primarily reflected a reversal of accruals in the fourth quarter 2017 for OREO carrying costs and delinquent real estate taxes on OREO properties.

The effective income tax rates for fourth quarter 2018, third quarter 2018 and fourth quarter 2017 were 13.7%, 18.7% and 48.4%, respectively. The effective tax rate for 2018 was 16.2% compared with 31.8% for 2017. The decline in the effective tax rate from third quarter 2018 reflected an increase in the amount of net interest income, on qualifying loans, that is deductible from New York state taxable income as well as tax credits for New York state mortgage recording taxes paid. The tax rate for the fourth quarter 2018 also reflected the non-taxable BOLI proceeds receivable recorded in the quarter. The decline in the effective income tax rate from the fourth quarter and full year 2017 primarily reflected the enactment of the TCJA during the fourth quarter of 2017. The enactment of the TCJA, which reduced the federal statutory tax rate from 34% to 21%, resulted in a one-time charge of $445 thousand in the fourth quarter 2017 for the remeasurement of net deferred tax assets. Excluding the impact of the new U.S. tax law, the effective tax rate for fourth quarter 2017 was 29.1%.

Loans

Gross loans receivable increased $10.7 million during the quarter to $917.1 million at December 31, 2018, compared with $906.4 million at September 30, 2018, and increased $108.6 million from $808.5 million at December 31, 2017. Residential real estate loans increased $1.9 million during fourth quarter 2018 to $428.8 million, and increased $48.1 million from fourth quarter 2017. Commercial real estate loans increased $1.3 million during fourth quarter 2018 to $292.6 million, and increased $33.3 million from fourth quarter 2017. Commercial and Industrial loans increased $12.2 million during the fourth quarter 2018 to $162.9 million, and increased $30.2 million from fourth quarter 2017.

The ratio of gross loans to deposits for fourth quarter 2018 was 99.0% compared with 100.5% for third quarter 2018 and 99.1% for fourth quarter 2017.

Asset Quality

Non-performing assets decreased $0.2 million during the current quarter to $8.3 million, or 0.74% of assets at December 31, 2018, from $8.5 million, or 0.77% of assets at September 30, 2018, and increased $1.0 million from $7.4 million, or 0.74% of assets, at December 31, 2017.

The amount of total impaired and potential problem loans were $20.2 million or 2.20% of gross loans receivable at December 31, 2018 compared to $24.4 million, or 2.7% of gross loans receivable at September 30, 2018 and $23.9 million, or 2.97% of gross loans receivable at December 31, 2017.

Accruing loans receivable 30-to-89 days past due increased $0.4 million during fourth quarter 2018 to $2.2 million, or 0.24% of gross loans receivable, from $1.8 million, or 0.20% of gross loans receivable at September 30, 2018, and decreased $1.4 million from $3.5 million, or 0.44% of gross loans receivable at December 31, 2017.

The allowance for loan losses for fourth quarter 2018 was $7.8 million compared with $7.7 million for third quarter 2018 and $6.8 million for fourth quarter 2017.

The provision for loan loss expense was $558 thousand for fourth quarter 2018 versus $378 thousand for third quarter 2018, and $67 thousand for the fourth quarter 2017. The increase in the provision was primarily attributable to loan growth and higher charge-offs in the fourth quarter 2018. Net loan charge-offs (recoveries) were $471 thousand for the fourth quarter 2018, ($15) thousand for third quarter 2018 and ($300) thousand for the fourth quarter 2017. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, was 0.85% for the fourth quarter 2018, versus 0.85% for the third quarter 2018 and 0.84% for the fourth quarter 2017. Similarly, reserve coverage, as measured by the ratio of the allowance for loan losses to non-performing loans was 120% for the fourth quarter of 2018, versus 95% for the third quarter of 2018 and 102% for the fourth quarter of 2017.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Deposits and Borrowings

Deposits were $926.7 million at December 31, 2018 compared with $902.2 million at September 30, 2018 and $815.5 million at December 31, 2017. Deposits at December 31, 2018 reflected brokered deposits, including CDARS one-way buys, of $39.4 million compared with $15.2 million at September 30, 2018. There were no brokered deposit balances at December 31, 2017. Average total deposits for the fourth quarter 2018 were $905.7 million compared with $894.6 million at September 30, 2018. Average total deposits for the fourth quarter 2018 included average brokered deposits of $29.0 million compared with $13.7 million for third quarter 2018.

FHLB advances decreased $0.4 million during the quarter to $67.2 million at December 31, 2018 and increased $12.7 million from December 31, 2017.

Capital

Book value per common share increased $0.93 during the fourth quarter to $36.86 per share and increased $1.85 from the fourth quarter 2017. Tangible book value per common share increased $0.98 during fourth quarter 2018 to $31.45 and increased $2.06 as compared to the fourth quarter 2017.

Shareholders’ equity increased $2.7 million in fourth quarter 2018 to $103.5 million at December 31, 2018 as net income of $2.6 million and unrealized gains in the AFS portfolio of $0.8 million were partly offset by common stock dividends paid of $0.8 million.

The Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At December 31, 2018, Salisbury’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 8.25%, 12.51%, and 10.43%, respectively. The Bank’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 8.83%, 12.09%, and 11.17%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively.

Fourth Quarter 2018 Dividends on Common Shares

The Board of Directors of Salisbury declared a $0.28 per common share quarterly cash dividend at its January 25, 2019 meeting. The dividend will be paid on February 28, 2019 to shareholders of record as of February 14, 2019.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	December 31, 2018	December 31, 2017
ASSETS
Cash and due from banks	$7,238	$9,357
Interest bearing demand deposits with other banks	51,207	39,129
Total cash and cash equivalents	58,445	48,486
Securities
Available-for-sale at fair value	91,818	78,212
CRA mutual fund at fair value	836	835
Federal Home Loan Bank of Boston stock at cost	4,496	3,813
Loans held-for-sale	—	669
Loans receivable, net (allowance for loan losses: $7,831 and $6,776)	909,279	801,703
Other real estate owned	1,810	719
Bank premises and equipment, net	18,175	16,401
Goodwill	13,815	13,815
Intangible assets (net of accumulated amortization: $4,497 and $4,043)	1,383	1,837
Accrued interest receivable	3,148	2,665
Cash surrender value of life insurance policies	14,438	14,381
Deferred taxes	1,276	677
Other assets	2,635	2,771
Total Assets	$1,121,554	$986,984
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$228,448	$220,536
Demand (interest bearing)	153,586	142,575
Money market	204,219	190,953
Savings and other	178,807	144,600
Certificates of deposit	161,679	116,831
Total deposits	926,739	815,495
Repurchase agreements	4,104	1,668
Federal Home Loan Bank of Boston advances	67,154	54,422
Subordinated debt	9,835	9,811
Note payable	280	313
Capital lease liability	3,081	1,835
Accrued interest and other liabilities	6,902	5,926
Total Liabilities	1,018,095	889,470
Shareholders' Equity
Common stock - $.10 per share par value
Authorized: 5,000,000;
Issued: 2,884,988 and 2,872,578
Outstanding: 2,806,781 and 2,785,216	281	279
Unearned compensation – restricted stock awards	(711)	(606)
Paid-in capital	43,770	42,998
Retained earnings	60,339	54,664
Accumulated other comprehensive (loss) income, net	(220)	179
Total Shareholders' Equity	103,459	97,514
Total Liabilities and Shareholders' Equity	$1,121,554	$986,984

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended December 31,	Three months ended		Twelve months ended
(in thousands, except per share amounts)	2018	2017	2018	2017
Interest and dividend income
Interest and fees on loans	$9,846	$8,547	$37,072	$33,090
Interest on debt securities
Taxable	643	451	2,231	1,566
Tax exempt	47	35	136	380
Other interest and dividends	271	134	933	485
Total interest and dividend income	10,807	9,167	40,372	35,521
Interest expense
Deposits	1,559	707	4,656	2,483
Repurchase agreements	5	2	12	5
Capital lease	47	29	178	96
Note payable	4	5	18	18
Subordinated Debt	156	156	624	624
Federal Home Loan Bank of Boston advances	421	243	1,733	1,012
Total interest expense	2,192	1,142	7,221	4,238
Net interest and dividend income	8,615	8,025	33,151	31,283
Provision for loan losses	558	67	1,728	1,020
Net interest and dividend income after provision for loan losses	8,057	7,958	31,423	30,263
Non-interest income
Trust and wealth advisory	921	857	3,700	3,477
Service charges and fees	1,025	919	3,718	3,718
Gains on sales of mortgage loans, net	51	21	89	125
Mortgage servicing, net	57	75	308	255
Gains (Losses) on CRA mutual fund	8	—	(18)	—
Gains on sales of available -for-sale- securities, net	302	193	318	178
BOLI income and gains	432	83	678	343
Other	28	34	152	140
Total non-interest income	2,824	2,182	8,945	8,236
Non-interest expense
Salaries	3,140	2,869	12,003	11,135
Employee benefits	1,087	844	4,280	3,767
Premises and equipment	1,374	1,034	4,535	3,831
Data processing	558	536	2,119	2,057
Professional fees	510	537	2,236	2,499
OREO gains, losses and writedowns, net	184	1,354	275	1,716
Collections, OREO, and loan related	145	(50)	578	463
FDIC insurance	186	143	579	497
Marketing and community support	185	170	815	793
Amortization of intangibles	107	138	454	533
Other	433	477	1,961	2,038
Total non-interest expense	7,909	8,052	29,835	29,329
Income before income taxes	2,972	2,088	10,533	9,170
Income tax provision	408	1,011	1,709	2,914
Net income	$2,564	$1,077	$8,824	$6,256
Net income applicable to common shareholders	$2,528	$1,065	$8,713	$6,201

Basic earnings per common share	$0.91	$0.39	$3.15	$2.25
Diluted earnings per common share	0.91	0.38	3.13	2.24
Common dividends per share	0.28	0.28	1.12	1.12

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
Total assets	$1,121,554	$1,098,715	$1,096,780	$1,014,934	$986,984
Loans receivable, net	909,279	898,625	872,796	830,370	801,703
Total securities	97,150	101,591	90,870	84,878	82,860
Deposits	926,739	902,161	897,481	831,837	815,495
FHLBB advances	67,154	67,596	79,538	62,480	54,422
Shareholders’ equity	103,459	100,767	99,180	98,097	97,514
Wealth assets under administration	648,027	690,448	667,933	600,256	610,218
Discretionary wealth assets under administration	398,287	435,357	397,637	390,248	394,673
Non-discretionary wealth assets under administration	249,740	255,091	270,296	210,008	215,545
Non-performing loans	6,514	8,173	5,881	5,094	6,635
Non-performing assets	8,324	8,513	6,359	5,761	7,354
Accruing loans past due 30-89 days	2,165	1,784	1,507	3,362	3,536
Net interest and dividend income	8,615	8,500	8,043	7,993	8,025
Net interest and dividend income, tax equivalent	8,736	8,615	8,155	8,112	8,231
Provision for loan losses	558	378	467	325	67
Non-interest income	2,824	2,088	2,058	1,975	2,182
Non-interest expense	7,909	7,329	7,417	7,180	8,052
Income before income taxes	2,972	2,881	2,217	2,463	2,088
Income tax provision	408	537	318	446	1,011
Net income	2,564	2,344	1,899	2,017	1,077
Net income allocated to common shareholders	2,528	2,311	1,877	1,997	1,065

Per share data
Basic earnings per common share	$0.91	$0.84	$0.68	$0.72	$0.39
Diluted earnings per common share	0.91	0.83	0.68	0.71	0.38
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	36.86	35.93	35.38	35.20	35.01
Tangible book value per common share - Non-GAAP (1)	31.45	30.47	29.88	29.63	29.39
Common shares outstanding at end of period (in thousands)	2,807	2,805	2,803	2,787	2,785
Weighted average common shares outstanding, to calculate basic earnings per share (in thousands)	2,766	2,764	2,761	2,759	2,757
Weighted average common shares outstanding, to calculate diluted earnings per share (in thousands)	2,779	2,779	2,779	2,780	2,778

Profitability ratios
Net interest margin (tax equivalent)	3.34%	3.29%	3.31%	3.46%	3.58%
Efficiency ratio (2)	69.13	66.91	70.87	69.35	64.90
Effective income tax rate (3)	13.74	18.65	14.35	18.09	48.42
Return on average assets	0.92	0.85	0.69	0.81	0.43
Return on average common shareholders’ equity	9.99	9.26	7.68	8.33	4.38
Credit quality ratios
Non-performing loans to loans receivable, gross	0.71	0.90	0.67	0.61	0.82
Accruing loans past due 30-89 days to loans receivable, gross	0.24	0.20	0.17	0.40	0.44
Allowance for loan losses to loans receivable, gross	0.85	0.85	0.84	0.84	0.84
Allowance for loan losses to non-performing loans	120.21	94.77	125.51	138.56	102.12
Non-performing assets to total assets	0.74	0.77	0.58	0.57	0.74

Capital ratios
Common shareholders' equity to assets	9.22%	9.17%	9.04%	9.67%	9.88%
Tangible common shareholders' equity to tangible assets - Non-GAAP (1)	7.98	7.89	7.75	8.26	8.43
Tier 1 leverage capital	8.25	8.02	8.30	8.56	8.53
Total risk-based capital	12.51	12.26	12.27	12.70	12.94
Common equity tier 1 capital	10.43	10.17	10.18	10.54	10.73

(1) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.
(2) Calculated as follows: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and litigation expenses.

(3) The effective tax rate for 4Q 2017 includes the discrete charge related to the remeasurement of net deferred tax assets. Excluding this charge, the effective tax rate for the quarter was 27.12%.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
Common Shareholders' Equity	$103,459	$100,767	$99,180	$98,097	$97,514
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(1,383)	(1,490)	(1,601)	(1,716)	(1,837)
Tangible Common Shareholders' Equity	$88,261	$85,462	$83,764	$82,566	$81,862
Total Assets	$1,121,554	$1,098,715	$1,096,780	$1,014,934	$986,984
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(1,383)	(1,490)	(1,601)	(1,716)	(1,837)
Tangible Total Assets	$1,106,356	$1,083,410	$1,081,364	$999,403	$971,332
Common Shares outstanding	2,807	2,805	2,803	2,787	2,758

Book value per Common Share – GAAP	$36.86	$35.93	$35.38	$35.20	$35.01
Tangible book value per Common Share - Non-GAAP	31.45	30.47	29.88	29.63	29.39

Consolidated:
Non-interest expense	$7,909	$7,329	$7,417	$7,182	$8,052
Less: Amortization of core deposit intangibles	(107)	(111)	(116)	(120)	(138)
Less: Foreclosed property expense including OREO gains, losses and Write downs	(260)	(52)	(71)	(56)	(1,281)
Adjusted non-interest expense	$7,542	$7,166	$7,230	$7,006	$6,633
Net interest and dividend income, tax equivalent	$8,736	$8,615	$8,155	$8,112	$8,231
Non-interest income	2,824	2,088	2,058	1,974	2,182
(Gains) losses on securities	(310)	6	(11)	15	(193)
BOLI proceeds receivable	(341)	—	—	—	—
Adjusted revenue	$10,909	$10,709	$10,202	$10,101	$10,220
Efficiency Ratio – Non-GAAP [1]	69.13%	66.91%	70.87%	69.35%	64.90%

1 Excluding revenue and expenses associated with trust & wealth advisory, the efficiency ratios would be: Q4 2018: 67.27%; Q3 2018: 65.65%; Q2 2018: 69.47%; Q1 2018: 67.67%; Q4 2017: 62.45%.